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                          EL PASO NATURAL GAS COMPANY

                           EARNINGS PER COMMON SHARE
                             FORM 10-Q, EXHIBIT 11

                                                THIRD QUARTER                   NINE MONTHS
                                          --------------------------     --------------------------
                                             1994           1993            1994           1993
                                          -----------    -----------     -----------    -----------
Income available for common stock
  dividends.............................  $21,096,000    $18,365,000     $66,222,000    $69,888,000
Fully diluted average common shares
  outstanding...........................   37,018,243     37,870,940      37,200,305     37,807,178
Fully diluted earnings per common
  share.................................  $    0.5699    $    0.4849     $    1.7801    $    1.8485

Outstanding stock options of EPG are common stock equivalents but are excluded from primary earnings per common share due to immateriality.

See following calculation:

                                                THIRD QUARTER                   NINE MONTHS
                                          --------------------------     --------------------------
                                             1994           1993            1994           1993
                                          -----------    -----------     -----------    -----------
Total primary earnings per common
  share.................................  $    0.5755    $    0.4918     $    1.7998    $    1.8746
Fully diluted earnings per common share
  (includes stock options)..............  $    0.5699    $    0.4849     $    1.7801    $    1.8485
Percent dilution........................       0.9731%        1.4030%         1.0946%        1.3923%